 Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER EXPLAINS DELAY IN FILING 2022 YEAR-END FINANCIAL STATEMENTS AND ANNOUNCES RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS FOR NON-CASH ADJUSTMENTS

Vancouver, BC — March 31, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today explained the delay in the filing of its Annual Report on Form 10-K for the year ended December 31, 2022 (“2022 Form 10-K”). The Company also announced that it will restate previously issued financial statements of the Company and of the Los Gatos Joint Venture (the “LGJV”) for the year ended December 31, 2021 and the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 (the “Affected Periods”).

Based on a preliminary analysis, the required adjustments are non-cash and primarily relate to the timing and recognition of net deferred tax assets at the 70%-owned LGJV. The Company believes that the net effect of these adjustments would decrease by approximately $4 to $61 million its reported net income of $18.3 million for the nine months ended September 30, 2022. As the Company continues to complete its work to finalize the required adjustments, these preliminary results may change.

The Company is now working to restate the previously issued financial statements including recalculation of the net deferred tax assets at the LGJV. The Company currently plans to complete the restatements and file its 2022 Form 10-K by April 17, 2023, but cautions that this timing may be subject to change. The restatements and the 2022 full year financial results are subject to completion of a review and audit by the Company’s independent registered public accounting firm, Ernst & Young LLP.

The restatements will have no effect upon the production or cash flows for Affected Periods, and will not affect guidance for 2023 as issued on February 23, 2023. There is no change to the Company’s cash balance of $15.6 million and the LGJV’s cash balance of $55.5 million reported as at February 28, 2023.

Preliminary Analysis

The Company’s preliminary analysis indicates that the net deferred tax assets understatement originated in 2021. The Company believes that the net effect of these errors would increase its investment in affiliates (LGJV) by $7 to $11 million and increase the previously reported non-cash impairment of $51.6 million in Gatos Silver’s investment in the LGJV by the same amount in 2021. The impairment was attributable to a reduced life of mine and metal content of Gatos Silver’s mineral reserves and resources as previously announced. The Company believes that the net effect of these adjustments on its 2021 net income would be nil.

The recognition of the net deferred tax assets in 2021 would have increased the income tax benefit available to the LGJV, and increased LGJV net income by an estimated $10 to $15 million in 2021. These adjustments would have reduced the income tax benefit recognized by the LGJV in the nine months ended September 30, 2022, and would reduce the LGJV net income by approximately $6 to $9 million in the nine months ended September 30, 2022 from the previously reported $53 million.

The Company will file a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission and it will endeavor to file on, or before, April 17, 2023 its restated Annual Report on Form 10-K/A for the year ended December 31, 2021, the restated Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and the Annual Report on Form 10-K for the year ended December 31, 2022. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the Affected Periods should no longer be relied upon.

The Company has requested extensions from the TSX to file its financial statements for the year ended December 31, 2022 and to file restated financial statements for the year ended December 31, 2021 and the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.

The Company acknowledges the existence of an additional material weakness in its internal control over financial reporting as of December 31, 2022, with regards to the design and maintenance of effective controls in response to the risks of material misstatement related to the processes for recording income taxes.

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1 The Company’s reporting currency is US dollars.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture, the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV consists of approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the impact of the required adjustments in the Company’s previously issued financial statements and the timing of the Company’s filings with the U.S. Securities and Exchange Commission and the issuance of restated financial statements, are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984